UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2009

ZANETT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-32589	56-4389547
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

635 Madison Avenue, 15th Floor, New York, NY 10022
(Address of principal executive offices)

(212) 583−0300
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2009, Zanett Commercial Solutions, Inc. (“ZCS”), a wholly-owned subsidiary of Zanett, Inc. (the “Company”), replaced two promissory notes originally entered into on December 30, 2005 with Bruno Guazzoni, the uncle of the Company’s Chief Executive Officer and the owner of approximately 27% of the outstanding common stock of the Company, with a combined promissory note.  The original notes were in face amounts of $1,500,000 and $3,075,000, while the new $4,575,000 promissory note has a maturity date of March 15, 2010.  Consistent with the terms of the original notes, the new note requires quarterly payments of interest at a rate of 11% per annum.  Principal on the note is due at maturity, and the note may be prepaid without penalty.

Also on March 15, 2009, ZCS amended its other outstanding promissory note with Mr. Guazzoni to extend its maturity date from February 21, 2009 to March 15, 2010.  Consistent with the terms of the original note, this promissory note, in an aggregate principal amount of $750,000, requires quarterly interest payments at a rate of 11% per annum and may be prepaid without penalty.  The principal amount of the note is due at maturity.

In addition to these promissory notes, the Company has an unsecured, $3,000,000 line of credit agreement with Mr. Guazzoni, bearing interest at prime plus 2%.  The line of credit also terminates on March 15, 2010.

These arrangements were disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009.  The promissory notes were filed as Exhibits 10.32 and 10.33 to such Form 10-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information reported under Item 1.01 is incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANETT, INC.
Date: August 13, 2009	/s/ Dennis Harkins
Dennis Harkins
Chief Financial Officer